Exhibit 99.1

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on November 3, 2004 by Pennington Partners, L.P.

Shares
Sold  Price  Shares Beneficially Owned After Transaction
154  36.56  26,018
77  36.50  25,941
1,158  36.49  24,783
540  36.48  24,243
618  36.47  23,625
1,668  36.45  21,957
78  36.43  21,879
618  36.42  21,261
772  36.41  20,489
232  36.40  20,257
618  36.39  19,639
232  36.38  19,407
1,390  36.37  18,017
1,621  36.36  16,396
617  36.35  15,779
617  36.33  15,162
849  36.30  14,313
77  36.29  14,236
463  36.28  13,773
154  36.27  13,619
463  36.26  13,156
9,681  36.25  3,475
232  36.19  3,243
78  36.18  3,165
1,776  36.16  1,389
1,312  36.15  77
77  36.14  0